
                                                                    Exhibit 10.3

                            TAX SEPARATION AGREEMENT

                                  by and among

                              RETAIL VENTURES, INC.

                               AND ITS AFFILIATES

                                       and

                                    DSW INC.

                               AND ITS AFFILIATES

                                      Dated

                                  July 5, 2005
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                                TABLE OF CONTENTS

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
Section 1.   Definitions.                                                              1
Section 2.   Preparation and Filing of Tax Returns.                                    8
             2.01. RVI's Responsibility                                                8
             2.02. DSW's Responsibility                                                8
             2.03. Agent                                                               8
             2.04. Manner of Tax Return Preparation                                    9
             2.05. Tax & Accounting Services Agreement                                10
Section 3.   Liability for Taxes                                                      11
             3.01. DSW's Liability for Taxes                                          11
             3.02. RVI's Liability for Taxes                                          11
             3.03. Taxes, Refunds and Credits.                                        11
             3.04. Payment of Tax Liability.                                          12
             3.05. Computation.                                                       12
Section 4.   Distribution Taxes                                                       12
             4.01. Distribution Taxes                                                 12
             4.02. Carrybacks                                                         14
             4.03. Allocation of Tax Items                                            15
             4.04. Continuing Covenants                                               15
             4.05. Allocation of Tax Assets                                           17
Section 5.   Employee Taxes.                                                          17
             5.01. In General.                                                        17
             5.02. Concurrent Employees.                                              17
             5.03. Leased Employees.                                                  18
Section 6.   Indemnification                                                          18
             6.01. In General                                                         18
             6.02. Inaccurate or Incomplete Information                               18
             6.03. No Indemnification for Tax Items                                   18
Section 7.   Payments.                                                                19
             7.01. Estimated Tax Payments                                             19
             7.02. True-Up Payments                                                   19
             7.03. Redetermination Amounts                                            19
             7.04. Payments of Refunds and Credits                                    19
             7.05. Payments Under This Agreement                                      19

                                        i

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
Section 8.   Tax Proceedings.                                                         20
             8.01. In General                                                         20
             8.02. Participation of non-Controlling Party                             21
             8.03. Notice                                                             21
             8.04. Control of Distribution Tax Proceedings                            21
Section 9.   Stock Options and Restricted Stock                                       22
             9.01. In General.                                                        22
             9.02. Notices, Withholding, Reporting.                                   22
             9.03. Adjustments.                                                       22
Section 10.  Miscellaneous Provisions.                                                22
             10.01. Effectiveness                                                     22
             10.02. Cooperation and Exchange of Information                           22
             10.03. Dispute Resolution                                                23
             10.04. Notices.                                                          24
             10.05. Changes in Law                                                    24
             10.06. Confidentiality                                                   24
             10.07. Successors                                                        25
             10.08. Affiliates                                                        25
             10.09. Authorization, Etc                                                26
             10.10. Entire Agreement                                                  26
             10.11. Applicable Law; Jurisdiction                                      26
             10.12. Counterparts                                                      26
             10.13. Severability                                                      26
             10.14. No Third Party Beneficiaries                                      27
             10.15. Waivers, Etc                                                      27
             10.16. Setoff                                                            27
             10.17. Other Remedies                                                    27
             10.18. Amendment and Modification.                                       27
             10.19. Waiver of Jury Trial.                                             27
             10.20. Interpretations.                                                  27

                            TAX SEPARATION AGREEMENT

      THIS TAX SEPARATION AGREEMENT (this "Agreement") dated as of July 5, 2005, by and among Retail Ventures, Inc., an Ohio corporation ("RVI"), each RVI Affiliate (as defined below), DSW Inc., an Ohio corporation and currently an indirect, wholly-owned subsidiary of RVI ("DSW"), and each DSW Affiliate (as defined below) is entered into in connection with the IPO (as defined below).

                                    RECITALS

      WHEREAS, as of the date hereof, RVI and its direct and indirect domestic subsidiaries are members of an Affiliated Group (as defined below), of which RVI is the common parent;

      WHEREAS, RVI owns all of the issued and outstanding shares of DSW stock;

      WHEREAS, RVI intends to cause DSW to complete the DSW Recapitalization (as defined below);

      WHEREAS, RVI intends, sometime after the DSW Recapitalization, to effect the initial public offering by DSW of DSW common stock that will reduce RVI's ownership of DSW, on a fully diluted basis, to less than eighty percent (80%) of the value of DSW's common stock (the "IPO"); and

      WHEREAS, in contemplation of the IPO pursuant to which DSW (and its direct and indirect domestic subsidiaries) will cease to be members of the Affiliated Group (as defined below) of which RVI is the common parent, the parties hereto have determined to enter into this Agreement, setting forth their agreement with respect to certain tax matters.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS.

      As used in this Agreement, capitalized terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):

      "AFFILIATED GROUP" means an affiliated group of corporations within the meaning of section 1504(a)(1) of the Code that files a consolidated return for United States federal Income Tax purposes.

      "AFTER TAX AMOUNT" means any additional amount necessary to reflect the hypothetical Tax consequences of the receipt or accrual of any payment required to be made under this

Agreement (including payment of an additional amount or amounts hereunder and the effect of the deductions available for interest paid or accrued and for Taxes such as state and local Income Taxes), determined by using the highest applicable statutory corporate Income Tax rate (or rates, in the case of an item that affects more than one Tax) for the relevant taxable period (or portion thereof).

      "AGREEMENT" has the meaning set forth in the preamble hereto.

      "AUDIT" means any audit, notice of assessment of Taxes, assessment of Taxes, other examination by any Tax Authority, proceeding, or appeal of such a proceeding relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

      "CARRYBACK PERIOD" has the meaning set forth in Section 4.02 of this Agreement.

      "CODE" means the Internal Revenue Code of 1986, as amended.

      "COMBINED RETURN" means any Tax Return, other than with respect to United States federal Income Taxes, filed on a consolidated, combined (including nexus combination, worldwide combination, domestic combination, line of business combination or any other form of combination) or unitary basis wherein DSW or one or more DSW Affiliates join in the filing of such Tax Return (for any taxable period or portion thereof) with RVI or one or more RVI Affiliates.

      "CONSOLIDATED RETURN" means any Tax Return with respect to United States federal Income Taxes filed on a consolidated basis wherein DSW or one or more DSW Affiliates join in the filing of such Tax Return (for any taxable period or portion thereof) with RVI or one or more RVI Affiliates.

      "CONTROLLING PARTY" has the meaning set forth in Section 8.01 of this Agreement.

      "DISTRIBUTION" means any distribution by RVI of all of the issued and outstanding shares of DSW stock that RVI holds at such time to RVI shareholders on a pro rata basis with respect to its outstanding shares of RVI common stock in a transaction intended to qualify as a tax-free distribution under section 355 of the Code.

      "DISTRIBUTION TAXES" means any Taxes imposed on, or increase in Taxes incurred by, RVI or any RVI Affiliate, and any Taxes of an RVI shareholder (or former RVI shareholder) that are required (other than pursuant to any contractual indemnification obligation with an RVI shareholder) to be paid or reimbursed by RVI or any RVI Affiliate pursuant to a legal determination, provided that RVI shall have vigorously defended itself in any legal proceeding involving Taxes of an RVI shareholder, (without regard to whether such Taxes are offset or reduced by any Tax Asset, Tax Item, or otherwise) resulting from, or arising in connection with, the failure of a Distribution to qualify as a tax-free transaction under section 355 of the Code (including any Tax resulting from the application of section 355(d) or section 355(e) of the Code to a Distribution) or corresponding provisions of the laws of any other jurisdictions. Any Income Tax referred to in the immediately preceding sentence shall be determined using the highest applicable statutory corporate Income Tax rate for the relevant taxable period (or portion thereof).

      "DSW" has the meaning set forth in the preamble hereto.

      "DSW AFFILIATE" means any corporation or other entity directly or indirectly "controlled" by DSW at the time in question, where "control" means the ownership of fifty percent (50%) or more of the ownership interests of such corporation or other entity (by vote or value) or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such corporation or other entity.

      "DSW BUSINESS" means the business and operations conducted by DSW and its Subsidiaries as such business and operations will continue after the IPO Date.

      "DSW BUSINESS RECORDS" has the meaning set forth in Section 10.02(b) of this Agreement.

      "DSW GROUP" means the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of other jurisdictions, of which DSW will be the common parent corporation immediately after the IPO and including any corporation or other entity which may become a member of such group from time to time.

      "DSW RECAPITALIZATION" means the recapitalization of DSW's stock structure intended to be completed by the (i) cancellation of all of DSW's then authorized, issued and/or outstanding stock, (ii) authorization of two new classes of DSW stock, DSW Class A Common Stock and DSW Class B Common Stock, which will be identical in all respects, except that each share of DSW Class B Common Stock will be entitled to more votes per share than each share of DSW Class A Common Stock, and (iii) issuance of DSW Class B Common Stock to RVI with respect to RVI's ownership of DSW stock.

      "DSW SEPARATE TAX LIABILITY" means an amount equal to the Tax liability that DSW and each DSW Affiliate would have incurred if they had filed a consolidated return, combined return (including nexus combination, worldwide combination, domestic combination, line of business combination or any other form of combination), unitary return or a separate return, as the case may be, separate from the members of the RVI Group, for the relevant Tax period, and such amount shall be computed by RVI in a manner consistent with (i) general Tax accounting principles, (ii) the Code and the Treasury regulations promulgated thereunder, and (iii) past practice, if any. For the avoidance of doubt, the DSW Separate Tax Liability shall in no event be less than zero, and nothing in this Agreement shall be construed to require compensation by RVI for any losses of DSW or any DSW Affiliate.

      "EMPLOYMENT TAXES" means any and all employment Taxes, including payroll and employee withholding, unemployment insurance, social security, welfare, disability and similar Taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges.

      "ESTIMATED TAX INSTALLMENT DATE" means, with respect to United States federal Income Taxes, the estimated Tax installment due dates prescribed in section 6655(c) of the Code and, in the case of any other Tax, means any other date on which an installment payment of an estimated amount of such Tax is required to be made.

      "FINAL DETERMINATION" shall mean the final resolution of liability for any Tax for any taxable period, by or as a result of: (i) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction; (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under sections 7121 or 7122 of the Code, or a comparable agreement under the laws of other jurisdictions, which resolves the entire Tax liability for any taxable period; (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered by the jurisdiction imposing the Tax; or (iv) any other final disposition, including by reason of the expiration of the applicable statute of limitations.

      "INCOME TAX" shall mean any federal, state, local or foreign Tax determined (in whole or in part) by reference to net income, net worth, gross receipts or capital, or any such Taxes imposed in lieu of such a Tax. For the avoidance of doubt, the term "Income Tax" includes any franchise Tax, net worth, gross receipts, capital or any such Taxes imposed in lieu of such a Tax.

      "INCOME TAX RETURN" means any Tax Return relating to any Income Tax.

      "INDEPENDENT FIRM" means a nationally recognized law or accounting firm, which firm is independent of both parties.

      "IPO" has the meaning set forth in the recitals hereto.

      "IPO DATE" means the close of business on the date which the IPO is effected.

      "IRS" means the United States Internal Revenue Service or any successor thereto, including its agents, representatives, and attorneys.

      "JOINT RESPONSIBILITY ITEM" means any Tax Item for which the non-Controlling Party's responsibility under this Agreement could exceed three hundred thousand dollars ($300,000), but not a Sole Responsibility Item.

      "MARKET VALUATION" means as of the first business day immediately following the date on which the Distribution is effected (i) with respect to DSW, the fair market value of all of its issued and outstanding stock (measured using the mean of the high and low of the public trading price as published in The Wall Street Journal) as of such date, or (ii) with respect to RVI, the fair market value of all of its issued and outstanding stock (measured using the mean of the high and low of the public trading price as published in The Wall Street Journal) as of such date.

      "NON-INCOME TAX RETURN" means any Tax Return relating to any Tax other than an Income Tax.

      "OFFICER'S CERTIFICATE" means a letter executed by an officer of RVI or DSW and provided to Tax Counsel as a condition for the completion of a Tax Opinion or Supplemental Tax Opinion.

      "OPTION" means an option to acquire common stock, or other equity-based incentives the economic value of which is designed to mirror that of an option, including non-qualified stock options, discounted non-qualified stock options, cliff options to the extent stock is issued or issuable (as opposed to cash compensation), and tandem stock options to the extent stock is issued or issuable (as opposed to cash compensation).

      "OWED PARTY" has the meaning set forth in Section 7.05 of this Agreement.

      "OWING PARTY" has the meaning set forth in Section 7.05 of this Agreement.

      "PAYMENT PERIOD" has the meaning set forth in Section 7.05(e) of this Agreement.

      "POST-IPO PERIOD" means any taxable period beginning after the IPO Date.

      "PRE-IPO PERIOD" means any taxable period beginning on or before the IPO Date.

      "RULING" means (i) any private letter ruling issued by the IRS in connection with a Distribution in response to a request for such a private letter ruling filed by RVI (or any RVI Affiliate) prior to the date of a Distribution, and (ii) any similar ruling issued by any other Taxing Authority addressing the application of a provision of the laws of another jurisdiction to a Distribution.

      "RULING DOCUMENTS" means (i) the request for a Ruling filed with the IRS, together with any supplemental filings or other materials subsequently submitted on behalf of RVI, its Subsidiaries and shareholders to the IRS, the appendices and exhibits thereto, and any Ruling issued by the IRS to RVI (or any RVI Affiliate) in connection with a Distribution and (ii) any similar filings submitted to, or rulings issued by, any other Taxing Authority in connection with a Distribution.

      "RVI" has the meaning set forth in the preamble hereto.

      "RVI AFFILIATE" means any corporation or other entity directly or indirectly "controlled" by RVI where "control" means the ownership of fifty percent (50%) or more of the ownership interests of such corporation or other entity (by vote or value) or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such corporation or other entity, but at all times excluding DSW or any DSW Affiliate.

      "RVI BUSINESS" means all of the businesses and operations conducted by RVI and its Subsidiaries, excluding the DSW Business, as defined above, at any time, whether prior to, or after the IPO Date.

      "RVI GROUP" means the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of other jurisdictions, of which RVI is the common parent corporation, and any corporation or other entity which may be, may have been or may become a member of such group from time to time, but excluding any member of the DSW Group.

      "SHARED SERVICES AGREEMENT" means the Shared Services Agreement, dated effective as of January 30, 2005, by and between RVI and DSW.

      "SOLE RESPONSIBILITY ITEM" means any Tax Item for which the non-Controlling Party has the entire economic liability under this Agreement.

      "SUBSIDIARY" whenever used in reference to any person means any corporation or other entity directly or indirectly "controlled" by such person where "control" means the ownership of fifty percent (50%) or more of the ownership interests of such corporation or other entity (by vote or value) or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such corporation or other entity.

      "SUPPLEMENTAL RULING" means (i) any ruling (other than the Ruling) issued by the IRS in connection with a Distribution, and (ii) any similar ruling issued by any other Taxing Authority addressing the application of a provision of the laws of another jurisdiction to a Distribution.

      "SUPPLEMENTAL RULING DOCUMENTS" means (i) the request for a Supplemental Ruling, together with any supplemental filings or other materials subsequently submitted, the appendices and exhibits thereto, and any Supplemental Rulings issued by the IRS in connection with a Distribution and (ii) any similar filings submitted to, or rulings issued by, any other Taxing Authority in connection with a Distribution.

      "SUPPLEMENTAL TAX OPINION" has the meaning set forth in Section 4.04(d) of this Agreement.

      "TAXES" means all federal, state, local or foreign taxes, charges, fees, duties, levies, imposts, rates or other assessments, including income, gross receipts, excise, property, sales, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value added or other taxes, (including any interest, penalties or additions attributable thereto) and a "Tax" shall mean any one of such Taxes.

      "TAX ASSET" means any Tax Item that has accrued for Tax purposes, but has not been realized during the taxable period in which it has accrued, and that could reduce a Tax in another taxable period, including a net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or credit related to alternative minimum tax or any other Tax credit.

      "TAX BENEFIT" means a reduction in the Tax liability (or increase in refund or credit or any item of deduction or expense) of a taxpayer (or of the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of any other jurisdiction, of which it is a member) for any taxable period. Except as otherwise provided in this Agreement, a Tax Benefit shall be deemed to have been realized or received from a Tax Item in a taxable period only if and to the extent that the Tax liability of the taxpayer (or of the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of any other jurisdiction, of which it is a member) for such period, after taking into account the effect of the Tax Item on the Tax liability of such taxpayer (or of the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of any other jurisdiction, of which it is a member) in the current period and all prior periods, is less than it would have been had such Tax liability been determined without regard to such Tax Item.

      "TAX COUNSEL" means a nationally recognized law firm selected by RVI to provide a Tax Opinion.

      "TAX DETRIMENT" means an increase in the Tax liability (or reduction in refund or credit or any item of deduction or expense) of a taxpayer (or of the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of any other jurisdiction, of which it is a member) for any taxable period. Except as otherwise provided in this Agreement, a Tax Detriment shall be deemed to have been realized or incurred from a Tax Item in a taxable period only if and to the extent that the Tax liability of the taxpayer (or of the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of any other jurisdiction, of which it is a member) for such period, after taking into account the effect of the Tax Item on the Tax liability of such taxpayer (or of the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of any other jurisdiction, of which it is a member) in the current period and all prior periods, is more than it would have been had such Tax liability been determined without regard to such Tax Item.

      "TAX ITEM" means any item of income, gain, loss, deduction, expense or credit, or other attribute that may have the effect of increasing or decreasing any Tax.

      "TAX OPINION" means an opinion issued by Tax Counsel as one of the conditions to completing a Distribution addressing certain United States federal Income Tax consequences of a Distribution under section 355 of the Code.

      "TAX RETURN" means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated Tax) required to be supplied to, or filed with, a Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

      "TAX & ACCOUNTING SERVICES" has the meaning set forth in Section 2.05(a) of this Agreement.

      "TAXING AUTHORITY" means any governmental authority or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

SECTION 2. PREPARATION AND FILING OF TAX RETURNS.

      2.01. RVI's Responsibility. Subject to the other applicable provisions of this Agreement, RVI shall have sole and exclusive responsibility for the preparation and filing of:

            (a) all Consolidated Returns and all Combined Returns for any taxable period;

            (b) all Income Tax Returns (other than Consolidated Returns and Combined Returns) with respect to RVI and/or any RVI Affiliate for any taxable period;

            (c) all Non-Income Tax Returns with respect to DSW, any DSW Affiliate, or the DSW Business or any part thereof, that are required to be filed (taking into account any extension of time which has been requested or received) on or prior to the IPO Date; and

            (d) all Non-Income Tax Returns with respect to RVI, any RVI Affiliate, or the RVI Business or any part thereof for any taxable period.

      2.02. DSW's Responsibility. Subject to the other applicable provisions of this Agreement, DSW shall have sole and exclusive responsibility for the preparation and filing of:

            (a) all Income Tax Returns (other than Consolidated Returns and Combined Returns) with respect to DSW and/or any DSW Affiliate for any taxable period;

            (b) all Non-Income Tax Returns with respect to DSW, any DSW Affiliate, or the DSW Business or any part thereof, that are required to be filed (taking into account any extension of time which has been requested or received) after the IPO Date.

      2.03. Agent. Subject to the other applicable provisions of this Agreement, DSW hereby irrevocably designates, and agrees to cause each DSW Affiliate to so designate, RVI as its sole and exclusive agent and attorney-in-fact to take such action (including execution of documents) as RVI, in its sole discretion, may deem appropriate in any and all matters (including Audits) relating to any Tax Return described in Section 2.01 of this Agreement.

      2.04. Manner of Tax Return Preparation.

            (a) Unless otherwise required by a Taxing Authority, the parties hereby agree to prepare and file all Tax Returns, and to take all other actions, in a manner consistent with (1) this Agreement, (2) any Tax Opinion, (3) any Supplemental Tax Opinion, (4) any Ruling, and (5) any Supplemental Ruling. All Tax Returns shall be filed on a timely basis (taking into account applicable extensions) by the party responsible for filing such returns under this Agreement.

            (b) Subject to the other applicable provisions of this Agreement, RVI shall have the exclusive right, in its sole discretion, with respect to any Tax Return described in Section 2.01 of this Agreement, to determine (1) the manner in which such Tax Return shall be prepared and filed, including the elections, method of accounting, positions, conventions and principles of taxation to be used and the manner in which any Tax Item shall be reported, (2) whether any extensions shall be requested, (3) the elections that will be made by RVI, any RVI Affiliate, DSW, and/or any DSW Affiliate on such Tax Return, (4) whether any amended Tax Returns shall be filed, (5) whether any claims for refund shall be made, (6) whether any refunds shall be paid by way of refund or credited against any liability for the related Tax, and (7) whether to retain outside firms to prepare and/or review such Tax Returns. In the case of any Consolidated Return or Combined Return due (with applicable extensions) forty-five (45) days or more after the IPO Date including or reporting a DSW Separate Tax Liability, and any Tax Return due at any time after the IPO Date that reports a DSW Separate Tax Liability in excess of five hundred thousand dollars ($500,000), RVI shall provide to DSW a pro forma draft of the portion of such Tax Return that reflects the DSW Separate Tax Liability and a statement showing in reasonable detail RVI's calculation of the DSW Separate Tax Liability (including copies of all worksheets and other materials used in preparation thereof) at least twenty (20) days prior to the due date (with applicable extensions) for the filing of such Tax Return for DSW's review and comment. DSW shall provide its comments to RVI at least fifteen (15) days prior to the due date (with applicable extensions) for the filing of such Tax Return. Any dispute regarding the reporting of any Tax Item on such Tax Return shall be resolved pursuant to Section 10.03 of this Agreement. The relevant Tax Item shall be reported in the manner that the Independent Firm determines is more appropriate, and such determination shall be final and binding on RVI and DSW. If DSW has not provided its comments on the pro forma draft of the portion of the Tax Return, or in the case of a dispute regarding the reporting of any Tax Item, such dispute has not been resolved by the due date (with applicable extension) for the filing of any Tax Return, RVI shall file such Tax Return reporting all Tax Items in the manner as originally set forth on the pro forma draft of the portion of the Tax Return provided to DSW; provided, however, that RVI agrees that it will thereafter file an amended Tax Return, if necessary, reporting any disputed Tax Item in the manner determined by the Independent Firm, and any other Tax Item as agreed upon by RVI and DSW.

      2.05. Tax & Accounting Services Agreement.

            (a) In General. RVI shall prepare for DSW any Tax Return described in Section 2.02 of this Agreement and provide other Tax related services to DSW, as set forth on Schedule 2.05(a) attached hereto (the "Tax & Accounting Services"). In consideration for the Tax & Accounting Services, DSW shall (i) pay to RVI fifty percent (50%) of any and all costs associated with the maintenance and operation of RVI's tax department (including any and all overhead expenses) for each month in which the Tax & Accounting Services are to be performed, and (ii) reimburse RVI for fifty percent (50%) of any and all third party fees and expenses incurred by RVI; provided, however, that, (i) DSW shall reimburse RVI for one hundred percent (100%) of any and all third party fees and expenses incurred by RVI solely in connection with the performance of the Tax & Accounting Services, and (ii) DSW shall not be required to reimburse RVI for any portion of any third party fees and expenses incurred by RVI solely for the benefit of RVI or any RVI Affiliate. Payment and reimbursement with respect to Tax & Accounting Services performed in a particular month shall be made within twenty (20) days of the end of such month in immediately available funds as instructed by RVI ; provided, however, that, upon termination of the rights and obligations pursuant to this Section 2.05, payment and reimbursement with respect to all Tax & Accounting Services performed through and including the effective date of the termination shall be made at least two (2) days prior to the effective date of the termination. Either party shall have the right to terminate all rights and obligations pursuant to this Section 2.05 effective upon one hundred and eighty (180) days written notice to the other party of its cancellation of the Tax & Accounting Services.

            (b) Right to Review. RVI shall provide DSW with (i) any Income Tax Return to be prepared by RVI for DSW pursuant to the Tax & Accounting Services at least twenty (20) days prior to the due date of such Tax Return or as is otherwise consistent with past practice and (ii) any Non-Income Tax Return to be prepared by RVI for DSW pursuant to the Tax & Accounting Services at least four
(4) days prior to the due date of such Tax Return or as is otherwise consistent with past practice. DSW shall have the right to comment on any such Tax Return and RVI shall reasonably consider all comments made by DSW.

            (c) Information. DSW shall timely provide all information reasonably requested by RVI to prepare all Tax Returns, compute all estimated Tax payments (for purposes of Section 7.01 of this Agreement) and perform the Tax & Accounting Services, and all such information shall be provided in a manner reasonably requested by RVI. RVI shall provide DSW with all Tax Returns prepared for DSW pursuant to the Tax & Accounting Services and copies of any notices or communications from any Taxing Authority relating to any Tax or Tax Return of DSW or any DSW Affiliate covered by the Tax & Accounting Services. DSW shall execute and deliver to RVI a power of attorney authorizing the appropriate RVI employees to sign as "paid preparer" any Tax Return prepared by RVI for DSW pursuant to the Tax & Accounting Services.

SECTION 3. LIABILITY FOR TAXES.

      3.01. DSW's Liability for Taxes. DSW and each DSW Affiliate shall be jointly and severally liable for the following Taxes, and shall be entitled to receive and retain all refunds of Taxes previously incurred by DSW, any DSW Affiliate, or the DSW Business with respect to such Taxes:

            (a) all Taxes with respect to Tax Returns described in Section 2.01(a) of this Agreement to the extent that such Taxes are related to (i) the DSW Separate Tax Liability or (ii) the DSW Business, for any taxable period;

            (b) all Taxes with respect to Tax Returns described in Section 2.01(c) of this Agreement;

            (c) all Taxes with respect to Tax Returns described in Section 2.02 of this Agreement;

            (d) all Taxes imposed by any Taxing Authority with respect to the DSW Business, DSW or any DSW Affiliate (other than in connection with the required filing of a Tax Return described in Sections 2.01(a), 2.01(c) or 2.02 of this Agreement) for any taxable period; and

            (e) all franchise or property Taxes imposed by any Taxing Authority determined in whole or in part by reference to the value of DSW or the assets of DSW or any DSW Affiliate for any taxable period (or portion thereof) ending on or before December 31, 2006, but only to the extent that such value is determined by such Taxing Authority to be greater than the amount reported on the last applicable Tax Return filed before the IPO Date.

      3.02. RVI's Liability for Taxes. RVI shall be liable for the following Taxes, and shall be entitled to receive and retain all refunds of Taxes previously incurred by RVI, any RVI Affiliate, or the RVI Business with respect to such Taxes:

            (a) except as provided in Section 3.01(a) of this Agreement, all Taxes with respect to Tax Returns described in Section 2.01(a) of this Agreement for any taxable period;

            (b) all Taxes with respect to Tax Returns described in Sections 2.01(b) or 2.01(d) of this Agreement; and

            (c) all Taxes imposed by any Taxing Authority with respect to RVI, any RVI Affiliate, or the RVI Business (other than in connection with the required filing of a Tax Return described in Sections 2.01(a), 2.01(b), or 2.01(d) of this Agreement) for any taxable period.

      3.03. Taxes, Refunds and Credits. Notwithstanding Sections 3.01 and 3.02 of this Agreement, (i) RVI shall be liable for all Taxes incurred by any Subsidiary with respect to the RVI Business for all periods and shall be entitled to all refunds and credits of Taxes previously incurred by any person with respect to such Taxes, and (ii) DSW and each DSW Affiliate shall be jointly and severally liable for all Taxes incurred by any RVI Subsidiary with respect to the DSW Business for all periods and shall be entitled to all refunds and credits of Taxes previously incurred by any person with respect to such Taxes. Nothing in this Agreement shall be construed as to require compensation, by payment, credit, offset or otherwise, by RVI (or any RVI Affiliate) to DSW (or any DSW Affiliate) for any loss, deduction, credit or other Tax attribute arising in connection with, or related to, DSW, any DSW Affiliate, or the DSW Business, that is shown on, or otherwise reflected with respect to, any Tax Return described in Section 2.01 of this Agreement. Notwithstanding anything to the contrary in this Agreement, any Taxes incurred by RVI or RVI Affiliates with respect to the receipt by RVI or RVI Affiliates of some or all of the proceeds derived from the IPO shall be solely the responsibility of RVI. Notwithstanding anything to the contrary in this Agreement (other than Section 4 of this Agreement), DSW shall not be liable for, and shall have no obligation under this Agreement in respect of, any Taxes (other than Distribution Taxes pursuant to Section 4 of this Agreement) arising out of or relating to the exercise by any person of any warrant, option, exchange right, conversion right or similar arrangement contemplated by the letter of intent (and the accompanying term sheet), dated as of March 10, 2005, by and among RVI, each of its Subsidiaries, and Cerberus Partners, L.P.

      3.04. Payment of Tax Liability. If one party is liable or responsible for Taxes, under Sections 3.01 through 3.03 of this Agreement, with respect to Tax Returns for which another party is responsible for filing, or with respect to Taxes that are paid by another party, then the liable or responsible party shall pay the Taxes (or a reimbursement of such Taxes) to the other party pursuant to
Section 7.05 of this Agreement.

      3.05. Computation. RVI shall provide DSW with a written calculation in reasonable detail (including copies of all work sheets and other materials used in preparation thereof) setting forth the amount of any DSW Separate Tax Liability or estimated DSW Separate Tax Liability (for purposes of Section 7.01 of this Agreement) and any Taxes related to the DSW Business. DSW shall have the right to review and comment on such calculation. Any dispute with respect to such calculation shall be resolved pursuant to Section 10.03 of this Agreement; provided, however, that, notwithstanding any dispute with respect to any such calculation, in no event shall any payment attributable to the amount of any DSW Separate Tax Liability or estimated DSW Separate Tax Liability be paid later than the date provided in Section 7 of this Agreement.

SECTION 4. DISTRIBUTION TAXES AND DECONSOLIDATION.

      4.01. Distribution Taxes. Although neither party has any plan or intent to effectuate a Distribution, the parties have set forth how certain Tax matters with respect to a Distribution would be handled in the event that, as a result of changed circumstances, a Distribution is pursued at some future time.

            (a) RVI's Liability for Distribution Taxes. In the event of a Distribution, notwithstanding Sections 3.01 through 3.03 of this Agreement, RVI and each RVI Affiliate shall be jointly and severally liable for any Distribution Taxes, to the extent that such Distribution Taxes are attributable to, caused by, or result from, one or more of the following:

               (i) any action or omission by RVI (or any RVI Affiliate) inconsistent with any material, information, covenant or representation related to RVI, any RVI Affiliate, or the RVI Business in an Officer's Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling (for the avoidance of doubt, disclosure of any action or fact that is inconsistent with any material, information, covenant or representation submitted to Tax Counsel, the IRS, or other Taxing Authority, as applicable, in connection with an Officer's Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling shall not relieve RVI (or any RVI Affiliate) of liability under this Agreement);

               (ii) any action or omission by RVI (or any RVI Affiliate), including a cessation, transfer to affiliates, or disposition of its active trades or businesses, or an issuance of stock, stock buyback or payment of an extraordinary dividend by RVI (or any RVI Affiliate) following a Distribution;

               (iii) any acquisition of any stock or assets of RVI (or any RVI Affiliate) by one or more other persons (other than DSW or a DSW Affiliate) prior to or following a Distribution; or

               (iv) any issuance of stock by RVI (or any RVI Affiliate), or change in ownership of stock in RVI (or any RVI Affiliate).

            (b) DSW's Liability for Distribution Taxes. In the event of a Distribution, notwithstanding Sections 3.01 through 3.03 of this Agreement, DSW and each DSW Affiliate shall be jointly and severally liable for any Distribution Taxes, to the extent that such Distribution Taxes are attributable to, caused by, or result from, one or more of the following:

               (i) any action or omission by DSW (or any DSW Affiliate) after a Distribution at any time, that is inconsistent with any written representations of an officer of DSW pursuant to Section 4.04(f) of this Agreement with respect to any material, information, covenant or representation related to DSW, any DSW Affiliate, or the DSW Business in an Officer's Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling (for the avoidance of doubt, disclosure by DSW (or any DSW Affiliate) to RVI (or any RVI Affiliate) of any action or fact that is inconsistent with any material, information, covenant or representation submitted to Tax Counsel, the IRS, or other Taxing Authority, as applicable, in connection with an Officer's Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling shall not relieve DSW (or any DSW Affiliate) of liability under this Agreement);

               (ii) any action or omission by DSW (or any DSW Affiliate) after the date of a Distribution (including any act or omission that is in furtherance of, connected to, or part of a plan or series of related transactions (within the meaning of section 355(e) of the Code) occurring on or prior to the date of a Distribution) including a cessation, transfer to affiliates or disposition of the active trades or businesses of DSW (or any DSW Affiliate), stock buyback or payment of an extraordinary dividend;

               (iii) any acquisition of any stock or assets of DSW (or any DSW Affiliate) by one or more other persons (other than RVI or any RVI Affiliate) prior to or following a Distribution; or

               (iv) any issuance of stock by DSW (or any DSW Affiliate) after a Distribution, including any issuance pursuant to the exercise of employee stock options or other employment related arrangements or the exercise of warrants, or change in ownership of stock in DSW (or any DSW Affiliate) after a Distribution.

            (c) Joint Liability for Remaining Distribution Taxes. RVI shall be liable for a percentage of any Distribution Taxes (not otherwise allocated by Sections 4.01(a) or (b)) equal to the quotient of (i) RVI's Market Valuation, divided by (ii) the sum of (x) RVI's Market Valuation, and (y) DSW's Market Valuation. DSW and each DSW Affiliate shall be jointly and severally liable for a percentage of any Distribution Taxes (not otherwise allocated by Sections 4.01(a) or (b)) equal to the quotient of (i) DSW's Market Valuation, divided by
(ii) the sum of (x) RVI's Market Valuation, and (y) DSW's Market Valuation.

      4.02. Carrybacks.

            (a) In General. RVI agrees to pay to DSW the United States federal income Tax Benefit from the use in any Pre-IPO Period (the "Carryback Period") of a carryback of any Tax Asset of the DSW Group from a Post-IPO Period (other than a carryback of any Tax Asset attributable to Distribution Taxes for which the liability is borne by RVI or any RVI Affiliate). If subsequent to the payment by RVI to DSW of the United States federal income Tax Benefit of a carryback of a Tax Asset of the DSW Group, there shall be a Final Determination which results in a (1) change to the amount of the Tax Asset so carried back or
(2) change to the amount of such United States federal income Tax Benefit, DSW shall repay to RVI, or RVI shall repay to DSW, as the case may be, any amount which would not have been payable to such other party pursuant to this Section 4.02(a) had the amount of the benefit been determined in light of these events. Nothing in this Section 4.02(a) shall require RVI to file an amended Tax Return or claim for refund of United States federal Income Taxes; provided, however, that RVI shall use its reasonable efforts to use any carryback of a Tax Asset of the DSW Group that is carried back under this Section 4.02(a).

            (b) Net Operating Losses. Notwithstanding any other provision of this Agreement, DSW hereby expressly agrees to elect (under section 172(b)(3) of the Code and, to the extent feasible, any similar provision of any state, local or foreign Tax law) to relinquish any right to carryback net operating losses to any Pre-IPO Periods of RVI (in which event no payment shall be due from RVI to DSW in respect of such net operating losses).

      4.03. Allocation of Tax Items. All Tax computations for (1) any Pre-IPO Periods ending on the IPO Date and (2) the immediately following taxable period of DSW or any DSW Affiliate, shall be made pursuant to the principles of section 1.1502-76(b) of the Treasury Regulations or of a corresponding provision under the laws of other jurisdictions, as reasonably determined by RVI, taking into account all reasonable suggestions made by DSW with respect thereto.

      4.04. Continuing Covenants.

            (a) In General. Each of RVI (for itself and each RVI Affiliate) and DSW (for itself and each DSW Affiliate) agrees (1) not to take any action reasonably expected to result in an increased Tax liability to the other, a reduction in a Tax Asset of the other or an increased liability to the other under this Agreement, and (2) to take any action reasonably requested by the other that would reasonably be expected to result in a Tax Benefit or avoid a Tax Detriment to the other, provided, in either such case, that the taking or refraining to take such action does not result in any additional cost not fully compensated for by the other party or any other adverse effect to such party. The parties hereby acknowledge that the preceding sentence is not intended to limit, and therefore shall not apply to, the rights of the parties with respect to matters otherwise covered by this Agreement.

            (b) DSW Restrictions. DSW agrees that, until such time as the stock of DSW owned by RVI and RVI Affiliates constitutes fifty percent (50%) or less of the total combined voting power of all of the outstanding stock of DSW, DSW
(1) will not knowingly take or fail to take, or permit any DSW Affiliate to knowingly take or fail to take, any action that could reasonably be expected to preclude RVI's ability to effectuate a Distribution, and (2) will not issue any stock of DSW (or any instrument that is convertible, exercisable or exchangeable into any such stock) in an acquisition or public or private offering if, immediately after such issuance, RVI would, or would reasonably be expected to, not own stock of DSW that, on a fully diluted basis, constitutes "control" (within the meaning of section 368(c) of the Code) of DSW. In the event of a Distribution, DSW agrees that (1) it will take, or cause any DSW Affiliate to take, any action reasonably requested by RVI in order to enable RVI to effectuate a Distribution (including any internal restructuring necessary to satisfy the active trade or business requirement of section 355(b) of the Code) and (2) it will not take or fail to take, or permit any DSW Affiliate to take or fail to take, any action where such action or failure to act would be inconsistent with any written representations of an officer of DSW pursuant to
Section 4.04(f) of this Agreement with respect to any material, information, covenant or representation that relates to facts or matters related to DSW, any DSW Affiliate, or the DSW Business in an Officer's Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling (except where such material, information, covenant or representation was not previously disclosed to DSW) other than as permitted by Section 4.04(d) of this Agreement. For this purpose an action is considered inconsistent with a representation if the representation states that there is no plan or intention to take such action. In the event of a Distribution, DSW agrees that it will not take (and it will cause the DSW Affiliates to refrain from taking) any position on a Tax Return that is inconsistent with the treatment of a Distribution as tax-free transactions under section 355 of the Code.

            (c) RVI Restrictions. In the event of a Distribution, RVI agrees that it will not take or fail to take, or permit any RVI Affiliate to take or fail to take, any action where such action or failure to act would be inconsistent with any material, information, covenant or representation that relates to facts or matters related to RVI (or any RVI Affiliate) or within the control of RVI and is contained in an Officer's Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling. For this purpose an action is considered inconsistent with a representation if the representation states that there is no plan or intention to take such action. In the event of a Distribution, RVI agrees that it will not take (and it will cause the RVI Affiliates to refrain from taking) any position on a Tax Return that is inconsistent with the treatment of a Distribution as tax-free transactions under section 355 of the Code.

            (d) Certain DSW Actions Following a Distribution. In the event of a Distribution, DSW agrees that, during the two (2) year period following a Distribution, without first obtaining, at DSW's own expense, either a supplemental opinion from Tax Counsel that such action will not result in Distribution Taxes (a "Supplemental Tax Opinion") or a Supplemental Ruling that such action will not result in Distribution Taxes, unless in any such case RVI and DSW agree otherwise, DSW shall not (1) sell all or substantially all of the assets of DSW or any DSW Affiliate, (2) merge DSW, or any DSW Affiliate with another entity, without regard to which party is the surviving entity, (3) transfer any assets of DSW in a transaction described in section 351 (other than a transfer to a corporation which files a Consolidated Return with DSW and which is wholly-owned, directly or indirectly, by DSW) or subparagraph (C) or (D) of section 368(a)(1) of the Code, (4) issue stock of DSW or any DSW Affiliate (or any instrument that is convertible or exchangeable into any such stock) in an acquisition or public or private offering, or (5) facilitate or otherwise participate in any acquisition of stock in DSW that would result in any shareholder owning five percent (5%) or more of the outstanding stock of DSW. DSW (or any DSW Affiliate) shall only undertake any of such actions after RVI's receipt of such Supplemental Tax Opinion or Supplemental Ruling and pursuant to the terms and conditions of any such Supplemental Tax Opinion or Supplemental Ruling or as otherwise consented to in writing in advance by RVI. The parties hereby agree that they will act in good faith to take all reasonable steps necessary to amend this Section 4.04(d), from time to time, by mutual agreement, to (i) add certain actions to the list contained herein, or (ii) remove certain actions from the list contained herein, in either case, in order to reflect any relevant change in law, regulation or administrative interpretation occurring after the date of this Agreement.

            (e) Notice of Specified Transactions. Not later than thirty (30) days prior to entering into any oral or written contract or agreement, and not later than five (5) days after it first becomes aware of any negotiations, plan or intention (regardless of whether it is a party to such negotiations, plan or intention), regarding any of the transactions described in Section 4.04(d) of this Agreement, DSW shall provide written notice of its intent to consummate such transaction or the negotiations, plan or intention of which it becomes aware, as the case may be, to RVI.

            (f) DSW Cooperation. DSW agrees that, at the request of RVI, DSW shall cooperate fully with RVI to take any action necessary or reasonably helpful to effectuate a

Distribution, including seeking to obtain, as expeditiously as possible, a Tax Opinion, Supplemental Tax Opinion, Ruling, and/or Supplemental Ruling. Such cooperation shall include the execution of any documents that may be necessary or reasonably helpful in connection with obtaining any Tax Opinion, Supplemental Tax Opinion, Ruling, and/or Supplemental Ruling (including any (i) power of attorney, (ii) Officer's Certificate, (iii) Ruling Documents, (iv) Supplemental Rulings Documents, and/or (v) reasonably requested written representations confirming that (a) DSW has read the Officer's Certificate, Ruling Documents, and/or Supplemental Ruling Documents and (b) all information and representations, if any, relating to DSW (or any DSW Affiliate) contained in the Officer's Certificate, Ruling Documents, and/or Supplemental Ruling Documents are true, correct and complete in all material respects).

      4.05. Allocation of Tax Assets. RVI shall advise DSW in writing within ninety (90) days after the filing of the Consolidated Return for the taxable year that includes the IPO Date of the allocation of any Tax Assets among RVI, each RVI Affiliate, DSW, and each DSW Affiliate. The parties hereby agree that, for purposes of determining such allocation, RVI shall be free to use any legally permissible method of allocation reasonably determined by RVI in its sole discretion. The parties hereby agree that in the absence of controlling legal authority or unless otherwise provided under this Agreement, Tax Assets shall be allocated in a manner reasonably determined by RVI in its sole discretion.

SECTION 5. EMPLOYEE TAXES.

      5.01. In General. DSW and each DSW Affiliate shall be jointly and severally liable for any and all Employment Taxes allocable pursuant to this
Section 5 to DSW or any of DSW Affiliate, and RVI and each RVI Affiliate shall be jointly and severally liable for any and all Employment Taxes allocable pursuant to this Section 5 to RVI or any of RVI Affiliate. Except as otherwise provided in Sections 5.02 or 5.03 of this Agreement, (i) any and all Employment Taxes attributable to any employee identified as an employee of DSW or any DSW Affiliate on the applicable Tax Return in connection with state unemployment taxes as filed shall be allocated to DSW, and (ii) any and all Employment Taxes attributable to any employee identified as an employee of RVI or any RVI Affiliate on the applicable Tax Return in connection with state unemployment taxes as filed shall be allocated to DSW.

      5.02. Concurrent Employees. For periods after January 29, 2005, any and all Employment Taxes attributable to any employee that provides concurrent services to a member of the RVI Group and a member of the DSW Group shall be allocated between the RVI Group and the DSW Group in the same manner as employee costs for the applicable period are allocated pursuant to the terms of the Shared Services Agreement. Except as otherwise provided in Section 5.03 of this Agreement, for periods prior to January 30, 2005, any and all Employment Taxes attributable to any employee that provided concurrent services to a member of the RVI Group and a member of the DSW Group shall be allocated between the RVI Group and the DSW Group in a manner consistent with the corporate allocation model utilized by RVI for the applicable period.

      5.03. Leased Employees. For periods prior to January 1, 2004, any and all Employment Taxes attributable to any employee leased from Value City Department Store Services, Inc. shall be allocated to company that leased such employee; provided, however, that, if such employee provided concurrent services to a member of the RVI Group and a member of the DSW Group, Employment Taxes attributable to such employee shall be borne fifty percent (50%) by the RVI Group and fifty percent (50%) by the DSW Group.

SECTION 6. INDEMNIFICATION.

      6.01. In General. RVI and each member of the RVI Group shall jointly and severally indemnify DSW, each DSW Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any and all Taxes for which RVI or any RVI Affiliate is liable under this Agreement and any loss, cost, damage or expense, including reasonable attorneys' fees and costs, that is attributable to, or results from, the failure of RVI, any RVI Affiliate or any director, officer or employee to make any payment required to be made under this Agreement. DSW and each member of the DSW Group shall jointly and severally indemnify RVI, each RVI Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any and all Taxes for which DSW or any DSW Affiliate is liable under this Agreement and any loss, cost, damage or expense, including reasonable attorneys' fees and costs, that is attributable to, or results from, the failure of DSW, any DSW Affiliate or any director, officer or employee to make any payment required to be made under this Agreement.

      6.02. Inaccurate or Incomplete Information. RVI and each member of the RVI Group shall jointly and severally indemnify DSW, each DSW Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any cost, fine, penalty, or other expense of any kind attributable to the failure of RVI or any RVI Affiliate in supplying DSW or any DSW Affiliate with inaccurate or incomplete information, in connection with the preparation of any Tax Return. DSW and each member of the DSW Group shall jointly and severally indemnify RVI, each RVI Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any cost, fine, penalty, or other expenses of any kind attributable to the failure of DSW or any DSW Affiliate in supplying RVI or any RVI Affiliate with inaccurate or incomplete information, in connection with the preparation of any Tax Return.

      6.03. No Indemnification for Tax Items. Nothing in this Agreement shall be construed as a guarantee of the existence or amount of any loss, credit, carryforward, basis or other Tax Item, whether past, present or future, of RVI, any RVI Affiliate, DSW or any DSW Affiliate. In addition, for the avoidance of doubt, for purposes of determining any amount owed between the parties hereto, all such determinations shall be made without regard to any financial accounting tax asset or liability or other financial accounting items.

SECTION 7. PAYMENTS.

      7.01. Estimated Tax Payments. Not later than ten (10) business days prior to each Estimated Tax Installment Date with respect to a taxable period for which a Consolidated Return or a Combined Return will be filed, DSW shall pay to RVI on behalf of the DSW Group an amount equal to the amount of any estimated DSW Separate Tax Liability that DSW otherwise would have been required to pay to a Taxing Authority on such Estimated Tax Installment Date.

      7.02. True-Up Payments. Not later than ten (10) business days after completion of a Tax Return, DSW shall pay to RVI, or RVI shall pay to DSW, as appropriate, an amount equal to the difference, if any, between the DSW Separate Tax Liability and the aggregate amount paid by DSW with respect to such period under Section 7.01 of this Agreement.

      7.03. Redetermination Amounts. In the event of a redetermination of any Tax Item reflected on any Consolidated Return or Combined Return (other than Tax Items relating to Distribution Taxes), as a result of a refund of Taxes paid, a Final Determination or any settlement or compromise with any Taxing Authority which in any such case would affect the DSW Separate Tax Liability, RVI shall prepare a revised pro forma Tax Return in accordance with Section 2.04(b) of this Agreement for the relevant taxable period reflecting the redetermination of such Tax Item as a result of such refund, Final Determination, settlement or compromise. DSW shall pay to RVI, or RVI shall pay to DSW, as appropriate, an amount equal to the difference, if any, between the DSW Separate Tax liability reflected on such revised pro forma Tax Return and the DSW Separate Tax liability for such period as originally computed pursuant to this Agreement.

      7.04. Payments of Refunds and Credits. If one party receives a refund or credit of any Tax to which the other party is entitled pursuant to Section 3.03 of this Agreement, the party receiving such refund or credit shall pay to the other party the amount of such refund or credit pursuant to Section 7.05 of this Agreement.

      7.05. Payments Under This Agreement. In the event that one party (the "Owing Party") is required to make a payment to another party (the "Owed Party") pursuant to this Agreement, then such payments shall be made according to this
Section 7.05.

            (a) In General. All payments shall be made to the Owed Party or to the appropriate Taxing Authority as specified by the Owed Party within the time prescribed for payment in this Agreement, or if no period is prescribed, within ten (10) days after delivery of written notice of payment owing together with a computation of the amounts due.

            (b) Treatment of Payments. Unless otherwise required by any Final Determination, the parties agree that any payments made by one party to another party pursuant to this Agreement (other than (i) payments for Tax Services pursuant to Section 2.05 of this Agreement, (ii) payments for the DSW Separate Tax Liability for any Post-IPO Period, (iii) payments of interest pursuant to
Section 7.05(e) of this Agreement, and (iv) payments of After Tax Amounts pursuant to Section 7.05(d) of this Agreement) shall be treated for all Tax and financial accounting purposes as nontaxable payments (dividend distributions or capital contributions, as the case may be) made immediately prior to the IPO and, accordingly, as not includible in the taxable income of the recipient or as deductible by the payor.

            (c) Prompt Performance. All actions required to be taken (including payments) by any party under this Agreement shall be performed within the time prescribed for performance in this Agreement, or if no period is prescribed, such actions shall be performed promptly.

            (d) After Tax Amounts. If pursuant to a Final Determination it is determined that the receipt or accrual of any payment made under this Agreement (other than (i) payments for Tax & Accounting Services pursuant to Section 2.05 of this Agreement, and (ii) payments of interest pursuant to Section 7.05(e) of this Agreement) is subject to any Tax, the party making such payment shall be liable for (a) the After Tax Amount with respect to such payment and (b) interest at the rate described in Section 7.05(e) of this Agreement on the amount of such Tax from the date such Tax accrues through the date of payment of such After Tax Amount. A party making a demand for a payment pursuant to this Agreement and for a payment of an After Tax Amount with respect to such payment shall separately specify and compute such After Tax Amount. However, a party may choose not to specify an After Tax Amount in a demand for payment pursuant to this Agreement without thereby being deemed to have waived its right subsequently to demand an After Tax Amount with respect to such payment. The amount that DSW shall be liable for any and all payments for the DSW Separate Tax Liability for any Post-IPO Period shall be increased by the After Tax Amount with respect to such payment and decreased by the corresponding Tax Benefit, if any, to RVI attributable to such DSW Separate Tax Liability.

            (e) Interest. Payments pursuant to this Agreement that are not made within the period prescribed in this Agreement (the "Payment Period") shall bear interest for the period from and including the date immediately following the last date of the Payment Period through and including the date of payment at a per annum rate equal to the prime rate as published in The Wall Street Journal on the last day of such Payment Period, plus five percent (5%). Such interest will be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of three hundred sixty-five (365) days and the actual number of days for which due.

SECTION 8. TAX PROCEEDINGS.

      8.01. In General. Except as otherwise provided in this Agreement, (i) with respect to Tax Returns described in Sections 2.01(a), 2.01(b), or 2.01(d) of this Agreement, RVI and (ii) with respect to Tax Returns described in Sections 2.01(c) or 2.02 of this Agreement, DSW (in either case, the "Controlling Party"), shall have the exclusive right, in its sole discretion, to control, contest, and represent the interests of RVI, any RVI Affiliate, DSW, and/or any DSW Affiliate in any Audit relating to such Tax Return and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit. The Controlling Party's rights shall extend to any matter pertaining to the management and control of an Audit, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item. Any costs incurred in handling, settling, or contesting an Audit shall be borne by the Controlling Party.

      8.02. Participation of non-Controlling Party. Except as otherwise provided in Section 8.04 of this Agreement, the non-Controlling Party shall, at its own expense, have control over decisions to resolve, settle or otherwise agree to any deficiency, claim or adjustment with respect to any Sole Responsibility Item. Except as otherwise provided in Section 8.04 of this Agreement, the Controlling Party, at its own expense, and the non-Controlling Party, at its own expense, shall have joint control over decisions to resolve, settle or otherwise agree to any deficiency, claim or adjustment with respect to any Joint Responsibility Item. Except as otherwise provided in Section 8.04 of this Agreement, the Controlling Party shall not settle any Audit it controls concerning a Tax Item on a basis that would reasonably be expected to adversely affect the non-Controlling Party by at least one hundred and fifty thousand dollars ($150,000) without obtaining such non-Controlling Party's consent, which consent shall not be unreasonably withheld, conditioned or delayed if failure to consent would adversely affect the Controlling Party.

      8.03. Notice. Within ten (10) days after a party becomes aware of the existence of a Tax issue that may give rise to an indemnification obligation under this Agreement, such party shall give notice to the other party of such issue (such notice shall contain factual information, to the extent known, describing any asserted tax liability in reasonable detail), and shall forward to the other party copies of all notices and material communications with any Taxing Authority relating to such issue. Notwithstanding any provision in
Section 10.15 of this Agreement to the contrary, if a party to this Agreement fails to provide the other party notice as required by this Section 8.03, and the failure results in a detriment to the other party then any amount which the other party is otherwise required to pay pursuant to this Agreement shall be reduced by the amount of such detriment.

      8.04. Control of Distribution Tax Proceedings. In the event of a Distribution, RVI shall have the exclusive right, in its sole discretion, to control, contest, and represent the interests of RVI, any RVI Affiliate, DSW, and/or any DSW Affiliate in any Audits relating to Distribution Taxes and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit; provided, however, that RVI shall not settle any such audit with respect to Distribution Taxes with a Taxing Authority in exchange for a settlement on an issue or issues unrelated to such Distribution Taxes that would reasonably be expected to result in a material Tax cost to DSW or any DSW Affiliate (including as a result of an indemnification obligation pursuant to this Agreement), without the prior consent of DSW, which consent shall not be unreasonably withheld, conditioned or delayed. RVI's rights shall extend to any matter pertaining to the management and control of such Audit, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item; provided, however, that to the extent that DSW is obligated to bear at least fifty percent (50%) of the liability for any Distribution Taxes under
Section 4.01 of this Agreement, RVI and DSW shall have joint control over decisions to resolve, settle or otherwise agree to any deficiency, claim or adjustment. DSW may assume sole control of any Audits relating to Distribution Taxes if it acknowledges in writing that it has sole liability for any Distribution Taxes under Section 4.01(b) of this Agreement that might arise in such Audit and can demonstrate to the reasonable satisfaction of RVI that it can satisfy its liability for any such Distribution Taxes. If DSW is unable to demonstrate to the reasonable satisfaction of RVI that it will be able to satisfy its liability for such Distribution Taxes, but acknowledges in writing that it has sole liability for any Distribution Taxes under Section 4.01(b) of this Agreement, DSW and RVI shall have joint control over the Audit.

SECTION 9. STOCK OPTIONS AND RESTRICTED STOCK.

      9.01. In General. The parties hereto agree that RVI shall be entitled to any Tax Benefit arising by reason of exercises of Options to purchase shares of RVI stock, and that DSW shall be entitled to any Tax Benefit arising by reason of exercises of Options to purchase shares of DSW stock. In addition, RVI shall be entitled to any Tax Benefit arising by reason of the lapse of any restrictions with respect to shares of RVI stock subject to a substantial risk of forfeiture (within the meaning of section 83 of the Code), and DSW shall be entitled to any Tax Benefit arising by reason of the lapse of any restrictions with respect to shares of DSW stock subject to a substantial risk of forfeiture (within the meaning of section 83 of the Code). The parties hereto agree to report all Tax deductions with respect to Options and other equity issued to their employees consistently with this Section 9.01, to the extent permitted by the Tax law.

      9.02. Notices, Withholding, Reporting. RVI shall promptly notify DSW of any post-IPO Date event giving rise to income to any DSW Group employees or former employees in connection with exercises of Options to purchase shares of RVI stock or the lapse of any restrictions with respect to shares of RVI stock subject to a substantial risk of forfeiture (within the meaning of section 83 of the Code). If required by the Tax law, DSW shall withhold applicable Taxes and satisfy applicable Tax reporting obligations in connection therewith.

      9.03. Adjustments. If DSW or any DSW Affiliate as a result of a Final Determination or any settlement or compromise with any Taxing Authority receives any Tax Benefit to which RVI is entitled under Section 9.01 of this Agreement, DSW shall pay the amount of such Tax Benefit to RVI. If RVI or any RVI Affiliate as a result of a Final Determination or any settlement or compromise with any Taxing Authority receives any Tax Benefit to which DSW is entitled under Section
9.01 of this Agreement, RVI shall pay the amount of such Tax Benefit to DSW.

SECTION 10. MISCELLANEOUS PROVISIONS.

      10.01. Effectiveness. This Agreement shall become effective upon execution by the parties hereto.

      10.02. Cooperation and Exchange of Information.

            (a) Cooperation. DSW and RVI shall each cooperate fully (and each shall cause its respective affiliates to cooperate fully) with all reasonable requests from another party for information and materials not otherwise available to the requesting party in connection with the preparation and filing of Tax Returns, claims for refund, and Audits concerning issues or other matters covered by this Agreement or in connection with the determination of a liability for Taxes or a right to a refund of Taxes. Such cooperation shall include:

               (i) the retention until the expiration of the applicable statute of limitations, and the provision upon reasonable request, of copies of all Tax Returns, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to the Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

               (ii) the execution of any document that may be necessary or reasonably helpful in connection with any Tax Proceeding, or the filing of a Tax Return or refund claim by a member of the RVI Group or the DSW Group, including certification, to the best of a party's knowledge, of the accuracy and completeness of the information it has supplied; and

               (iii) the use of the party's reasonable best efforts to obtain any documentation that may be necessary or reasonably helpful in connection with any of the foregoing. Each party shall make its employees and facilities available on a reasonable and mutually convenient basis in connection with the foregoing matters.

            (b) Retention of Records. Any party that is in possession of documentation of RVI (or any RVI Affiliate) or DSW (or any DSW Affiliate) relating to the DSW Business, including books, records, Tax Returns and all supporting schedules and information relating thereto (the "DSW Business Records") shall retain such DSW Business Records for a period of seven (7) years following the IPO Date. Thereafter, any party wishing to dispose of DSW Business Records in its possession (after the expiration of the applicable statute of limitations), shall provide written notice to the other party describing the documentation proposed to be destroyed or disposed of sixty (60) business days prior to taking such action. The other party may arrange to take delivery of any or all of the documentation described in the notice at its expense during the succeeding sixty (60) day period.

      10.03. Dispute Resolution. In the event that RVI and DSW disagree as to the amount or calculation of any payment to be made under this Agreement, or the interpretation or application of any provision under this Agreement, the parties shall attempt in good faith to resolve such dispute. If such dispute is not resolved within sixty (60) business days following the commencement of the dispute, RVI and DSW shall jointly retain an Independent Firm, to resolve the dispute. The Independent Firm shall act as an arbitrator to resolve all points of disagreement and its decision shall be final and binding upon all parties involved. Following the decision of the Independent Firm, RVI and DSW shall each take or cause to be taken any action necessary to implement the decision of the Independent Firm. The fees and expenses relating to the Independent Firm shall be borne equally by RVI and DSW, except that if the Independent Firm determines that the position advanced by either party is frivolous, has not been asserted in good faith or for which there is not substantial authority, one hundred percent (100%) of the fees and expenses of the Independent Firm shall be borne by such party. Notwithstanding anything in this Agreement to the contrary, the dispute resolution provisions set forth in this Section 10.03 shall not be applicable to any disagreement between the parties relating to Distribution Taxes and any such dispute shall be settled in a court of law or as otherwise agreed to by the parties.

      10.04. Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed given upon (a) a transmitter's confirmation of a receipt of a facsimile transmission (but only if followed by confirmed delivery of a standard overnight courier the following business day or if delivered by hand the following business day), (b) confirmed delivery of a standard overnight courier or when delivered by hand or (c) the expiration of five (5) business days after the date mailed by certified or registered mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice):

            If to RVI or any RVI Affiliate, to the Vice President of Corporate Tax of RVI, with a copy to the General Counsel of RVI and the Controller of RVI, at:

              Retail Ventures, Inc.
              3241 Westerville Road
              Columbus, OH 43224

            If to DSW or any DSW Affiliate, to the Chief Financial Officer of DSW, with a copy to the General Counsel of DSW and the Controller of DSW, at:

              DSW, Inc.
              4150 East 5th Avenue
              Columbus, OH 43219

Either party may, by written notice to the other parties, change the address or the party to which any notice, request, instruction or other documents is to be delivered.

      10.05. Changes in Law.

            (a) Any reference to a provision of the Code or a law of another jurisdiction shall include a reference to any applicable successor provision or law.

            (b) If, due to any change in applicable law or regulations or their interpretation by any court of law or other governing body having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement or any transaction contemplated thereby shall become impracticable or impossible, the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

      10.06. Confidentiality. Each party shall hold and cause its directors, officers, employees, advisors and consultants to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information (other than any such information relating solely to the business or affairs of such party) concerning the other parties hereto furnished it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (1) in the public domain through no fault of such party or (2) later lawfully acquired from other sources not under a duty of confidentiality by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its directors, officers, employees, auditors, attorneys, financial advisors, bankers and other consultants who shall be advised of and agree to be bound by the provisions of this Section 10.06. Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

      10.07. Successors. This Agreement shall be binding on and inure to the benefit and detriment of any successor, by merger, acquisition of assets or otherwise, to any of the parties hereto, to the same extent as if such successor had been an original party.

      10.08. Affiliates. RVI shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any RVI Affiliate, and DSW shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any DSW Affiliate; provided, however, that
(1) if it is contemplated that a DSW Affiliate may cease to be a DSW Affiliate as a result of a transfer of its stock or other ownership interests to a third party then (a) DSW shall request in writing no later than thirty (30) days prior to such cessation that RVI consent (such consent not to be unreasonably withheld, conditioned or delayed) to the execution of a release of such DSW Affiliate from its obligations under this Agreement effective as of such transfer provided that DSW shall have confirmed in writing its obligations and the obligations of its remaining DSW Affiliates with respect to their own obligations and those of the departing DSW Affiliate and that such departing DSW Affiliate shall have executed a release of any rights it may have against RVI or any RVI Affiliate by reason of this Agreement, or (b) DSW shall acknowledge in writing no later than thirty (30) days prior to such cessation that it shall bear one hundred percent (100%) of the liability for the obligations of DSW and each DSW Affiliate (including the departing DSW Affiliate) under this Agreement, and (2) if it is contemplated that an RVI Affiliate may cease to be an RVI Affiliate as a result of a transfer of its stock or other ownership interests to a third party then (a) RVI shall request in writing no later than thirty (30) days prior to such cessation that DSW consent (such consent not to be unreasonably withheld, conditioned or delayed) to the execution of a release of such RVI Affiliate from its obligations under this Agreement effective as of such transfer provided that RVI shall have confirmed in writing its obligations and the obligations of its remaining RVI Affiliates with respect to their own obligations and the obligations of the departing RVI Affiliate and that such departing RVI Affiliate shall have executed a release of any rights it may have against DSW or any DSW Affiliate by reason of this Agreement, or (b) RVI shall acknowledge in writing no later than thirty (30) days prior to such cessation that it shall bear one hundred percent (100%) of the liability for the obligations of RVI and each RVI Affiliate (including the departing RVI Affiliate) under this Agreement. If at any time (1) RVI shall, directly or indirectly, obtain beneficial ownership of more than fifty percent (50%) of the total combined voting power of any other entity, RVI shall cause such entity to become a party to this Agreement by executing together with DSW an agreement in substantially the same form as set forth in Schedule 10.08 and such entity shall have all rights and obligations of an RVI Affiliate under this Agreement, and
(2) DSW shall, directly or indirectly, obtain beneficial ownership of more than fifty percent (50%) of the total combined voting power of any other entity, DSW shall cause such entity to become a party to this Agreement by executing together with RVI an agreement in substantially the same form as set forth in Schedule 10.08 and such entity shall have all rights and obligations of an DSW Affiliate under this Agreement.

      10.09. Authorization, Etc. Each of the parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of each such party and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision of law or of its charter or bylaws or any agreement, instrument or order binding on such party.

      10.10. Entire Agreement. This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any prior tax sharing agreements between RVI (or any RVI Affiliate) and DSW (or any DSW Affiliate) and such prior tax sharing agreements shall have no further force and effect. If, and to the extent, the provisions of this Agreement conflict with any agreement entered into in connection with the Distribution, the provisions of this Agreement shall control.

      10.11. Applicable Law; Jurisdiction. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY (i) AGREES THAT THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND ALL DISPUTES, CONTROVERSIES OR CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY HEREOF SHALL BE GOVERNED BY THE LAWS OF THE STATE OF OHIO, EXCLUDING ITS CONFLICTS OF LAW RULES, (ii) AGREES TO BE SUBJECT TO, AND HEREBY CONSENTS AND SUBMITS TO, THE JURISDICTION OF THE COURTS OF THE STATE OF OHIO AND OF THE FEDERAL COURTS SITTING IN THE STATE OF OHIO, (iii) TO THE EXTENT SUCH PARTY IS NOT OTHERWISE SUBJECT TO SERVICE OF PROCESS IN THE STATE OF OHIO, HEREBY APPOINTS THE CORPORATION TRUST COMPANY, AS SUCH PARTY'S AGENT IN THE STATE OF OHIO FOR ACCEPTANCE OF LEGAL PROCESS AND (iv) AGREES THAT SERVICE MADE ON ANY SUCH AGENT SET FORTH IN (iii) ABOVE SHALL HAVE THE SAME LEGAL FORCE AND EFFECT AS IF SERVED UPON SUCH PARTY PERSONALLY WITHIN THE STATE OF OHIO.

      10.12. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

      10.13. Severability. If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction (or an arbitrator or arbitration panel) to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions set forth herein shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated. In the event that any such term, provision, covenant or restriction is held to be invalid, void or unenforceable, the parties hereto shall use their best efforts to find and employ an alternate means to achieve the same or substantially the same result as that contemplated by such terms, provisions, covenant, or restriction.

      10.14. No Third Party Beneficiaries. This Agreement is solely for the benefit of RVI, the RVI Affiliates, DSW and the DSW Affiliates. This Agreement should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other rights in excess of those existing without this Agreement.

      10.15. Waivers, Etc. No failure or delay on the part of a party in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No modification or waiver of any provision of this Agreement nor consent to any departure by the parties therefrom shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

      10.16. Setoff. All payments to be made by any party under this Agreement may be netted against payments due to such party under this Agreement, but otherwise shall be made without setoff, counterclaim or withholding, all of which are hereby expressly waived.

      10.17. Other Remedies. DSW recognizes that any failure by it or any DSW Affiliate to comply with its obligations under Section 4 of this Agreement would, in the event of a Distribution, result in Distribution Taxes that would cause irreparable harm to RVI, RVI Affiliates, and their stockholders. Accordingly, RVI shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which RVI is entitled at law or in equity.

      10.18. Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written agreement signed by all of the parties hereto.

      10.19. Waiver of Jury Trial. Each of the parties hereto irrevocably and unconditionally waives all right to trial by jury in any litigation, claim, action, suit, arbitration, inquiry, proceeding, investigation or counterclaim (whether based in contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof.

      10.20. Interpretations. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

            IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by a duly authorized officer as of the date first above written.

                              RETAIL VENTURES, INC.
                              on behalf of itself and each of the RVI Affiliates

                              By: /s/ James A. McGrady
                                  ----------------------------------------------
                              Name: James A. McGrady
                              Title: Executive Vice President, Chief Financial
                                     Officer, Treasurer and Secretary

                              DSW INC.
                              on behalf of itself and each of the DSW Affiliates

                              By: /s/ Douglas J. Probst
                                  ----------------------------------------------
                              Name: Douglas J. Probst
                              Title: Senior Vice President, Chief Financial
                                     Officer and Treasurer

                                                                  SCHEDULE 10.08

      WHEREAS, [RVI/DSW], an Ohio corporation ("[RVI/DSW]"), owns, directly or indirectly, [all/more than 50%] of the outstanding stock or interests in the undersigned;

      WHEREAS, the undersigned is not a party to that certain Tax Separation Agreement, dated as of [DATE], by and among RVI, each RVI Affiliate, DSW and each DSW Affiliate (as defined therein) (the "Agreement"); and

      WHEREAS, the undersigned, RVI and DSW desire to have the undersigned become a party to the Agreement and to have all rights and obligations of a party to the Agreement.

      NOW, THEREFORE, in consideration of mutual obligations and undertakings contained in the Agreement, the parties agree that the undersigned shall become a party to the Agreement and shall have all rights and obligations of a party to the Agreement.

      IN WITNESS WHEREOF, the parties have executed this agreement on the dates accompanying their respective signatures, but effective as of ___.

RETAIL VENTURES, INC.

By:    ________________________________
Title: ________________________________
Dated: ________________________________

DSW
INC.

By:    ________________________________
Title: ________________________________
Dated: ________________________________

[NAME]

By:    ________________________________
Title: ________________________________
Dated: ________________________________